EXHIBIT 4.146

AMENDMENT NO. 2

TO

AMENDED AND RESTATED

DECLARATION OF TRUST

OF BAC CAPITAL TRUST XIV

AMENDMENT NO. 2 TO AMENDED AND RESTATED DECLARATION OF TRUST, dated and effective as of January 12 2012 (this “Amendment”), is entered into among (i) Bank of America Corporation, a Delaware Corporation (including any successors or assigns, the “Sponsor”) and (ii) Angela C. Jones, Timothy L. Pratt and Leonor Suarez (and their respective successors), each an individual whose addresses are c/o Bank of America Corporation, 100 North Tryon Street, Charlotte, North Carolina, 28255, Attention: Corporate Treasury (each, a “Regular Trustee,” and collectively, the “Regular Trustees”), pursuant to Section 12.2(a) of the Amended and Restated Declaration of Trust, dated February 16, 2007, of BAC Capital Trust XIV, as amended to date.

RECITAL OF THE SPONSOR

WHEREAS, the Trustees have heretofore duly declared and established a statutory trust (the “Trust”), pursuant to the Delaware Statutory Trust Act by entering into that certain Declaration of Trust, dated May 3, 2006 (the “Original Declaration of Trust”), as amended and restated by the Amended and Restated Declaration of Trust, dated as of February 16, 2007, and Amendment No. 1 to Amended and Restated Declaration of Trust, dated as of December 8, 2011 (the Original Declaration of Trust, as so amended and restated, the “Declaration”), and by the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Trust attached to the Declaration as Exhibit A (the “Certificate of Trust”);

WHEREAS, pursuant to Section 12.2(a) of the Declaration, the Sponsor as the Holder of all of the Common Securities of the Trust, and the Regular Trustees may amend the Declaration without the consent of any Holder of the HITS, the Property Trustee or the Delaware Trustee, for the purpose of conforming the terms of the Declaration to the descriptions of the Declaration and the Trust Securities in that certain Prospectus of the Sponsor and the Trust, dated as of May 5, 2006, as supplemented by that certain Prospectus Supplement, dated as of February 12, 2007, relating to the offering of certain interests in the Trust (the “Prospectus”);

WHEREAS, Section 5.14(e)(i)(w)(A) of the Declaration requires that, following a Successful Remarketing, the net Proceeds from the sale of the Notes for which no Contingent Exchange Election has been made be used to purchase Qualifying Treasury Securities for deposit in the Collateral Account;

WHEREAS, pursuant to the descriptions of the Declaration and the Trust Securities in the Prospectus, following a Successful Remarketing, the net Proceeds from the sale of the Notes for which no Contingent Exchange Election has been made shall be remitted to the Collateral Agent, whereupon the Collateral Agent will deposit such proceeds to the account constituting the Bank of America Deposit;

WHEREAS, the parties hereto propose to make certain amendments to the Declaration that, in conformity with the terms of the Prospectus, would eliminate the aforementioned requirement in the Declaration of the purchase of Qualifying Treasury Securities and instead require that such Proceeds be remitted to the Collateral Agent for deposit in the account constituting the Bank of America Deposit;

WHEREAS, in connection with such proposed amendments, additional amendments to the Declaration are necessary to ensure that the Securities Intermediary receives proper notice in the event of a Successful Remarketing in order to fully perform its obligations thereunder;

WHEREAS, the Sponsor desires and hereby directs the Trustees to enter into this Amendment to amend certain provisions of the Declaration as provided herein (collectively, the “Declaration Amendments”);

NOW, THEREFORE, for and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Declaration is hereby amended as follows:

ARTICLE I

Defined Terms

Section 1.1    Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings assigned thereto in the Declaration.

ARTICLE II

Amendments to the Declaration

Section 2.1    Amendment of Section 5.14(d)(ii) of the Declaration of Trust. Section 5.14(d)(ii) of the Declaration of Trust is hereby amended by deleting the word “by” from the beginning thereof.

Section 2.2    Amendment of Section 5.14(e)(i)(w)(A) of the Declaration of Trust. The current Section 5.14(e)(i)(w)(A) of the Declaration of Trust is hereby deleted in its entirety and replaced with the following:

“(A) instruct the Securities Intermediary to release from the Pledge and deliver to the Remarketing Agent the Pledged Notes for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement, free and clear of the Corporation’s security interest therein, against delivery by the Remarketing Agent of the net Proceeds of the sale of such Pledged Notes in the Remarketing to the Collateral Agent and the Collateral Agent shall promptly notify the Securities Intermediary of such delivery and shall deposit such proceeds to the account constituting the Bank of America Deposit,”

Section 2.3    Amendment of Section 5.14(e)(i)(x)(B) of the Declaration of Trust. Section 5.14(e)(i)(x)(B) of the Declaration of Trust is hereby amended by deleting therefrom the phrase “or delivered by the Remarketing Agent”.

ARTICLE III

Miscellaneous

Section 3.1    Separability Clause. In case any provision in the Declaration of Trust, as amended by this Amendment, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.2    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles).

Section 3.3    Successors and Assigns. All covenants and agreements in the Declaration of Trust, as amended by this Amendment, by each party thereto shall bind its successors and assigns, whether so expressed or not.

Section 3.4    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5    Trust Indenture Act; Conflict with Trust Indenture Act. If any provision of the Declaration of Trust, as amended by this Amendment, limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Declaration of Trust, as amended by this Amendment, the latter provision shall control. If any provision of the Declaration of Trust, as amended by this Amendment, modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Declaration of Trust, as amended by this Amendment, as so modified or to be excluded, as the case may be.

* * * *

This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, this Amendment has been executed and is effective as of the day and year first above written.

BANK OF AMERICA CORPORATION, as Holder of all of the Common Securities

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

/s/ ANGELA C. JONES
Angela C. Jones, as Regular Trustee

/s/ TIMOTHY L. PRATT
Timothy L. Pratt, as Regular Trustee

/s/ LEONOR SUAREZ
Leonor Suarez, as Regular Trustee

[SIGNATURE PAGE – AMENDMENT NO. 2 TO

AMENDED AND RESTATED DECLARATION OF TRUST OF BAC CAPITAL TRUST XIV]